Exhibits 5.1 and 23.1

The Law Office of Stephen E. Rounds
1544 York Street, Suite 110
Denver, Colorado 80206
Tel. 303.377.6997  Fax 303.377.0231
sercounsel@msn.com

May 7, 2010

U.S. Energy Corp.
877 N. 8th W.
Riverton, Wyoming 82509

Re:      Legal Opinion
Post-Effective Amendment to
Form S-8 Registration Statements

Gentlemen:

I am securities counsel to U.S. Energy Corp. (the “Company”), a Wyoming corporation.  This opinion is delivered in connection with the Post-Effective Amendment to Registration Statements on Form S-8, filed by the Company with the Securities and Exchange Commission (the “Post-Effective Amendment”), relating to the registration for sale, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 374,508 shares of Company common stock, par value $.01 per share (the “Shares”).  The Shares have been acquired, or will be acquired, by the selling stockholders (the “Selling Stockholders,” identified in the prospectus comprising part of the Post-Effective Amendment), upon the exercise of stock options awarded, or to be awarded, to the Selling Stockholders pursuant to the 2001 Incentive Stock Option Plan, the 1998 Incentive Stock Option Plan, or the 2008 Stock Option Plan for Independent Directors and Advisory Board Members (collectively, the “Plans”).

The Post-Effective Amendment is a combined reoffer prospectus, filed pursuant to Rule 429, adopted by the Securities and Exchange Commission under the Securities Act, to amend the Registration Statements identified in the Post-Effective Amendment.

In connection with this opinion, I have examined the Registration Statements and the Plans, as well as the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations I deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as I deemed appropriate.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plans, including payment of the applicable exercise price therefor, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

I hereby consent to be named in the Post-Effective Amendment and in the reoffer prospectus constituting a part thereof, applicable to the three Registration Statements, as it and they may be amended from time to time, as the attorney who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the Post-Effective Amendment.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

                                                 Yours Sincerely,

                                                 /s/ Stephen E. Rounds